Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279847

HINES GLOBAL INCOME TRUST, INC.
SUPPLEMENT NO. 3, DATED JANUARY 21, 2026
TO THE PROSPECTUS, DATED DECEMBER 11, 2025

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Hines Global Income Trust, Inc., dated December 11, 2025 (the “Prospectus”), as supplemented by Supplement No.1, dated December 16, 2025 and Supplement No.2, dated January 15, 2026. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

A.to update the "Suitability Standards" section of the Prospectus; and

B.to update the Subscription Agreement included as Appendix A to the Prospectus.

A.Update to "Suitability Standards" section of the Prospectus

Effective following the close of business on February 2, 2026, the following supersedes and replaces the description of the state-specific suitability standards applicable to investors in Alabama in the “Suitability Standards” section on page v of the Prospectus:

Alabama—An Alabama investor must have either (i) a minimum net worth of at least $350,000 (excluding the value of an investor’s home, furnishings and automobiles), or (ii) a minimum net worth of at least $100,000 (excluding the value of an investor’s home, furnishings and automobiles) and a minimum annual gross income of at least $100,000. In addition, an Alabama investor’s total investment in us and other non-traded direct participation programs shall not exceed 10% of such investor’s liquid net worth at the time of investment. This concentration limit will not apply to investments made as a result of participation in a distribution reinvestment program, nor will it apply to any Alabama resident that is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

Additionally, effective following the close of business on February 2, 2026, the following supersedes and replaces the sentence on page vi defining “net worth” and “liquid net worth” for purposes of determining suitability of an investor:

For purposes of determining whether an investor satisfies the requirements set forth above, (i) net worth is calculated excluding the value of an investor’s home, home furnishings and automobiles, and unless otherwise indicated, (ii) “liquid net worth” is defined as that portion of an investor’s net worth that consists of cash, cash equivalents and readily marketable securities and (iii) investments in other “non-traded direct participation programs” include investments in other REITs, business development companies, oil and gas programs, equipment leasing programs, and commodity pools, but excludes investments in securities (x) listed on a securities exchange, (y) sold pursuant to a private offering that is exempt from federal and state registration requirements, and (z) issued by any investment company registered pursuant to the Investment Company Act of 1940, as amended.

B.Update to the Subscription Agreement included as Appendix A to the Prospectus

Effective following the close of business on February 2, 2026, the Subscription Agreement set forth in Appendix A of the Prospectus is hereby superseded and replaced with the Subscription Agreement attached to this Supplement as Appendix A.

Hines Global Income Trust

SUBSCRIPTION AGREEMENT FOR SHARES OF HINES GLOBAL INCOME TRUST

For assistance completing this form, contact Hines Investor Relations at 888.220.6121.

1 YOUR INITIAL INVESTMENT Make all checks* payable to: Hines Global Income Trust, Inc.

** Cash, cashier's checks/official bank checks, temporary checks, foreign checks, money orders, third party checks, or travelers checks are not accepted.*

Investment Amount $
(The minimum investment is $2,500)

☐ Initial Purchase
☐ Subsequent Purchase

SHARE CLASS SELECTION *Select class T, D or I below* ***(Required)***

☐ **Share Class T** (3945/4130)

☐ **Rights of Accumulation:** Please link the tax identification numbers or account numbers listed for rights of accumulation privileges, so that this and future purchases will receive any discount for which they are eligible.

Tax ID/SSN(s) or Account Number(s)

☐ **Share Class D** (3947) (Available for certain fee-based wrap accounts, financial professional purchases, RIA purchases and other eligible investors as disclosed in the prospectus)

Designate Purchase Type: ☐ Fee-based Purchase ☐ Financial Professional Purchase ☐ RIA Purchase

☐ **Share Class I** (3948) (Available for certain fee-based wrap accounts, financial professional purchases, RIA purchases and other eligible investors as disclosed in the prospectus)

Designate Purchase Type: ☐ Fee-based Purchase ☐ Financial Professional Purchase ☐ RIA Purchase

2 OWNERSHIP TYPE *(Select only one)*

A. Account Type

Brokerage/Custodial Account Number: ______________________

Non-Qualified:

☐ Individual or Joint Tenant with Rights of Survivorship
☐ *Transfer on Death Optional designation. See Section 3D.*
☐ Tenants in Common
☐ Community Property
☐ Uniform Gift/Transfer to Minors State of: ______________
☐ Trust *Certification of Investment Powers Form or Trust Documents Required*
☐ Corporation / Partnership *Corporate Resolution or Partnership Agreement Required*
☐ Other: ______________

Qualified:

☐ IRA
☐ Roth IRA
☐ SEP IRA
☐ Simple IRA
☐ Retirement Plan *Certification of Investment Powers Form or Plan Documents Required*
☐ Other: ______________

If an IRA account type is selected, custodian information MUST be provided in section 2B.

B. Third Party Custodial Information

Paperwork and funding MUST be submitted through the Custodian. Contact your Custodian for mailing instructions, wiring information, and any additional paperwork that may be required.

Custodian Information
(To be completed by Custodian)

Name: ______________

Tax ID: ______________

Phone: ______________

3 INVESTOR INFORMATION

A. Investor Name *(Investor/Trustee/Executor/Authorized Signatory Information)*
(Residential street address MUST be provided. See Section 4 if mailing address is different than residential street address.)

First Name | (MI) | Last Name

Social Security Number | Date of Birth (MM/DD/YYYY) | Gender

Daytime Phone Number | Email Address

Residential Street Address | City | State | Zip Code

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below ***(Required)***

☐ Resident Alien ☐ Non-Resident Alien *(Attach a completed Form W8-BEN)*

____
Country of Citizenship

1

HGIT-SUB 1/26

❸ INVESTOR INFORMATION *(continued)*

B. Co-Investor Name *(Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable)*

First Name	(MI)	Last Name
Social Security Number	Date of Birth (MM/DD/YYYY)	Gender
Daytime Phone Number		Email Address
Residential Street Address	City	State / Zip Code

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below ***(Required)***

☐ Resident Alien ☐ Non-Resident Alien *(Attach a completed Form W8-BEN)* ______________________

Country of Citizenship

C. Entity Name and Investor Status *(Trustee(s) and/or authorized signatory(s) information MUST be provided in Sections 3A and 3B)*

Entity Name | Entity Tax ID Number | Date of Formation

Entity Type *(Select one. **Required**)*

☐ Individual/sole proprietor ☐ Trust/estate ☐ S-Corp ☐ C-Corp ☐ Partnership

☐ LLC *Enter the tax classification (C = C corporation, S = S corporation, P = Partnership)* ___________

☐ Other ____

☐ Check this box if the entity type selected is "Partnership," "Trust/estate," or "LLC" and entered "P" as its tax classification, you have an ownership interest, and there are foreign partners, owners, or beneficiaries.

Exemptions

(See Form W-9 instructions at www.irs.gov)

Exempt payee code *(if any)* ___________

Exemption from FATCA reporting code *(if any)* ______________

Is the entity disregarded from a tax perspective (i.e. files a tax return with its owner)? ☐ Yes ☐ No

If yes, please fill out the additional information below.

Name of Disregarded Entity ______________________________ Owner of Disregarded Entity Tax ID ______________________

D. Transfer on Death Beneficiary Information *(Individual or Joint Account with rights of survivorship only.) (Beneficiary Date of Birth required. Whole percentages only; must equal 100%.)*

First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary
					______________%
First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary
					______________%
First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary
					______________%
First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary
					______________%

❹ MAILING ADDRESS *(If different than residential street address provided in Section 3A)*

Address	City	State	Zip Code

2

HGIT-SUB 1/26

5 DISTRIBUTIONS

A. If you do not wish to enroll in the Distribution Reinvestment Plan, please complete the information below. *(Select only one)*
(For Custodial held accounts, if you elect cash distributions the funds must be sent to the Custodian.)

1. ☐ **Cash/Check Mailed to the address set forth above** *(Available for Non-Custodial Investors only.)*
2. ☐ **Cash/Check Mailed to Third Party/Custodian**

Name/Entity Name/Financial Institution		Mailing Address	
City	State	Zip Code	Account Number *(Required)*

3. ☐ **Cash/Direct Deposit** Attach a **pre-printed voided check**. *(Non-Custodian Investors Only)*

I authorize Hines Global Income Trust, Inc. ("Hines Global Income Trust") or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Hines Global Income Trust in writing to cancel it. In the event that Hines Global Income Trust deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name	Mailing Address	City	State
Your Bank's ABA Routing Number		Your Bank Account Number	

PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

B. If you are **NOT** an Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont or Washington investor, you are automatically enrolled in our Distribution Reinvestment Plan. ***If you do NOT wish to be enrolled in the Distribution Reinvestment Plan, please complete Section 5(A).***

C. If you **ARE** an Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont or Washington investor, you are NOT automatically enrolled in our Distribution Reinvestment Plan. If you wish to participate, please check the box below. ***If you do NOT wish to be enrolled in the Distribution Reinvestment Plan, please complete Section 5(A).***

☐ **Distribution Reinvestment Plan** *(See prospectus for details)*

6 BROKER-DEALER/FINANCIAL PROFESSIONAL INFORMATION *(Required Information. All fields must be completed)*

The Financial Professional must sign below to complete the order. The Financial Professional hereby warrants that he/she is duly licensed and may lawfully sell common shares of Hines Global Income Trust (the "Shares") in the state designated as the investor's legal residence.

Broker-Dealer Name		Financial Professional Name	
Financial Professional Mailing Address			
City		State	Zip Code
Financial Professional ID Number	Branch ID Number	Telephone Number	
E-mail Address		Fax Number	

Please note that unless previously agreed to in writing by Hines Global Income Trust, all sales of securities must be made through a Broker-Dealer, including when an RIA has introduced the sale. In all cases, Section 6 must be completed.

The undersigned confirm(s) which confirmation is made on behalf of the Broker-Dealer with respect to sales of securities made through a Broker-Dealer, that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor's prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered or made available a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned further represents and certifies that, if the investor is a "retail customer" as defined in Regulation Best Interest, (i) the undersigned has a reasonable basis to believe that (a) an investment in the Shares would be in the best interest of the investor based upon the investor's investment profile and the potential risks, rewards, and costs associated with such an investment and (b) the undersigned has not placed its interests or those of the Broker-Dealer ahead of the interest of the investor in recommending such investment and (ii) the undersigned and the Broker-Dealer have complied with any applicable enhanced standard of conduct, including, but not limited to, the other requirements of Regulation Best Interest in relation to the proposed investment by the investor in shares of Hines Global Income Trust. The undersigned Financial Professional further represents and certifies that, in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm's existing Anti-Money Laundering Program and Customer Identification Program.

X		X	
Financial Professional Signature	*Date*	*Branch Manager Signature (If required by Broker-Dealer)*	*Date*

3

HGIT-SUB 1/26

7 SUBSCRIBER SIGNATURES

Hines Global Income Trust is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Hines Global Income Trust may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representations on your behalf. In order to induce Hines Global Income Trust to accept this subscription, I hereby represent and warrant to you as follows:

PLEASE NOTE: ALL ITEMS MUST BE READ AND INITIALED

(a) I have received a copy of the final Prospectus. *Initials* *Initials*

(b) I have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000. *Initials* *Initials*

(c) In addition to the general suitability requirements described above in 7(b), I meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under "SUITABILITY STANDARDS." *Initials* *Initials*

(d) I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid. *Initials* *Initials*

(e) I am purchasing the Shares for my own account or, if I am purchasing Shares on behalf of an entity named in Section 3.C of this Subscription Agreement, I have due authority to execute this Subscription Agreement on behalf of such entity and hereby legally bind such entity. *Initials* *Initials*

(f) I acknowledge that the price per share at which my investment will be executed will be made available at www.hinesglobalincometrust.com and in a prospectus supplement or post-effective amendment filed with the Securities and Exchange Commission ("SEC"), available at www.sec.gov. I acknowledge that the price per share will be made available generally within 15 calendar days after the last calendar day of the prior month, and such price will generally be equal to the prior month's net asset value ("NAV") per share of the class of Shares being purchased, plus applicable upfront selling commissions and dealer manager fees. I acknowledge that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of each month and (ii) three business days after the price is made publicly available. I acknowledge that I am not committed to purchase Shares at the time my subscription request is submitted a nd I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I acknowledge that I may withdraw my subscription request by notifying the transfer agent, my financial professional, or directly through a toll-free telephone line, (888) 220-6121. *Initials* *Initials*

State-Specific Requirements

(g) If I am an **Alabama** resident, then I must have (i) a minimum net worth of at least $350,000, or (ii) a minimum net worth of at least $100,000 and a minimum annual gross income of at least $100,000. In addition, my aggregate investment in Hines Global Income Trust and other non-traded direct participation programs shall not exceed 10% of my liquid net worth at the time of investment. For these purposes, "liquid net worth" is the portion of an individual's net worth consisting of cash, cash equivalents, and readily marketable securities. This concentration limit will not apply to investments made as a result of participation in a distribution reinvestment program, nor will it apply to any Alabama resident that is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended. *Initials* *Initials*

(h) The Securities Commissioner of **Kansas** recommends that Kansas investors limit their aggregate investment in our securities and other similar investments to not more than 10 percent of their liquid net worth. *Initials* *Initials*

(i) If I am a **Kentucky** resident, then in addition to meeting the suitability standards described in the Prospectus, I shall not invest more than 10% of my liquid net worth in Hines Global Income Trust's Shares or in shares of its affiliates' non-publicly traded real estate investment trusts. *Initials* *Initials*

(j) If I am a **New Jersey** resident, then in addition to meeting the suitability standards described in the Prospectus, I must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. In addition, my investment in Hines Global Income Trust's Shares, its affiliates, and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of my liquid net worth. New Jersey investors are advised that the Class T and Class S shares will, with limited exceptions, be subject to upfront selling commissions and/or dealer manager fees of up to 3.50% of the gross offering proceeds, which reduce the amount of the purchase price that is available for investment and will cause the per share purchase price to be greater than the most recently determined NAV per share on the date of purchase. New Jersey investors are also advised that the Class T and Class S shares are subject to a distribution and stockholder servicing fee equal to up to 1.0% and .85% per annum of the aggregate NAV of the respective outstanding Class T or Class S shares, and the Class D shares are subject to a distribution and stockholder servicing fee equal to up to 0.25% per annum of the aggregate NAV of the outstanding Class D shares. These fees will reduce the amount of distributions that are paid with respect to Class T, Class S, and Class D shares. *Initials* *Initials*

(k) If I am a **Vermont** resident, and I am not an accredited investor(s) as defined in the Federal securities laws, then in addition to meeting the suitability standards described in the Prospectus, my investment in Hines Global Income Trust's Shares shall not exceed 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as an investor's total assets (not including home, home furnishings, or automobiles) minus total liabilities. *Initials* *Initials*

4

HGIT-SUB 1/26

7 SUBSCRIBER SIGNATURES *(continued)*

I declare that the information supplied above is true and correct and may be relied upon by the Company. I acknowledge that the Broker-Dealer/Financial Professional (Broker-Dealer/Financial Professional of record) indicated in Section 6 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of Shares I own, tax information (including the Form 1099) and redemption information. Investors may change the Broker-Dealer/Financial Professional of record at any time by contacting Hines Investor Relations at the number indicated below.

TAXPAYER IDENTIFICATION/SOCIAL SECURITY NUMBER CONFIRMATION (required): The investor signing below, under penalties of perjury, certifies: (i) that the number shown on this subscription agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); (ii) that I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; (iii) I am a U.S. person (including a resident alien); and (iv) The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct. NOTE: You must cross out (ii) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

X		X	
Signature of Investor	*Date*	*Signature of Co-Investor or Custodian (if applicable)*	*Date*

(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY)

8 MISCELLANEOUS

If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Hines Global Income Trust experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 7 above, they are asked to promptly notify Hines Global Income Trust and the Broker-Dealer in writing.

No sale of Shares may be completed until at least five business days after you receive the final Prospectus. You will receive a written confirmation of your purchase.

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Hines Global Income Trust.

Please be aware that Hines Global Income Trust, Inc. ("Hines Global Income Trust"), Hines Global REIT II Advisors LP (the "Advisor"), Hines Interests Limited Partnership (the "Sponsor"), Hines Private Wealth Solutions LLC (the "Dealer Manager") and their respective officers, directors, employees and affiliates are not undertaking to provide impartial investment advice or to give advice in a fiduciary capacity in connection with Hines Global Income Trust's public offering or the purchase of Hines Global Income Trust's common stock and that the Advisor and the Dealer Manager have financial interests associated with the purchase of Hines Global Income Trust's common stock, as described in the Hines Global Income Trust's prospectus, including fees, expense reimbursements and other payments they anticipate receiving from Hines Global Income Trust in connection with the purchase of the common stock.

9 DELIVERY INSTRUCTIONS

A. BEFORE YOU SUBMIT

1) **Have you completed all required information?**
The Social Security Number, Date of Birth and Residential Street Address must be provided for ALL signers.

2) **Are you using a Third Party Custodian?**
Paperwork and funding must be submitted through the Custodian. Contact your Custodian for mailing instructions, wiring information, and any additional paperwork that might be required.

3) **Are you opening a Trust or Entity type account?**
Enclose additional required documentation as indicated in Section 2.

4) **Are you requesting ACH Direct Deposit?**
A pre-printed voided check is required.

B. WAYS TO SUBMIT:

Regular Mail:
Hines Global Income Trust
P.O. Box 219010
Kansas City, MO 64121-9010

Email: hines.ai@sscinc.com

Overnight Mail:
Hines c/o SS&C
801 Pennsylvania Ave
Suite 219010
Kansas City, MO 64105-1307

Fax: 877.616.1114

C. WIRING INSTRUCTIONS:

United Missouri Bank
Account Name: Hines Universal Account
ABA Routing Number: 101000695
Account Number: 9871737284
Ref: [Investor Name]

Bank Address:
1010 Grand Blvd.
Kansas City, MO 64106

For assistance completing this form, contact Hines Investor Relations at 888.220.6121

5

HGIT-SUB 1/26